Exhibit 99.1

May 9, 2018

Fellow Shareholders,

Roku delivered another strong quarter of operational and financial performance in Q1 2018. The secular shift from legacy TV distribution to streaming continues unabated. Our purpose-built TV operating system and advertising platform continue to lead the market. Moreover, our advertising and content partners are benefiting from our increasing scale. Nearly half of our roughly 21 million active users have cut the cord or have never had a traditional pay TV subscription, which means that they simply cannot be reached through linear TV. This makes our strategic position in the living room extremely valuable. In the first quarter, our platform segment revenue more than doubled, as active accounts grew 47% year-over-year and ARPU increased 50%. With strong business momentum and favorable industry trends, we are raising our full year 2018 outlook.

A few Q1 2018 highlights:

•	Total net revenue up 36% YoY to $136.6 million;
•	Platform revenue up 106% YoY to $75.1 million;
•	Gross profit up 62% YoY to $63.1 million;
•	Active accounts up 47% YoY to 20.8 million at quarter end;
•	Streaming Hours up 56% YoY to 5.1 billion hours;
•	Average Revenue Per User (ARPU) up 50% YoY to $15.07 (trailing 12-month basis);
•	One in four smart TVs sold in the U.S. were Roku TVs.

Roku Q1 2018 Shareholder Letter	1

Key Operating Metrics	Q1 17	Q2 17	Q3 17	Q4 17	Q1 18	YoY %
Active Accounts (millions)	14.2	15.1	16.7	19.3	20.8	47%
Streaming Hours (billions)	3.3	3.5	3.8	4.3	5.1	56%
ARPU ($)	$10.04	$11.22	$12.68	$13.78	$15.07	50%

Summary Financials ($ in millions)	Q1 17	Q2 17	Q3 17	Q4 17	Q1 18	YoY %
Platform	$36.4	$46.0	$57.5	$85.4	$75.1	106%
Player	63.7	53.7	67.3	102.8	61.5	-3%
Total net revenue	100.1	99.6	124.8	188.3	136.6	36%
Platform gross profit	28.1	34.2	44.6	63.7	53.4	90%
Player gross profit	10.8	3.4	5.3	9.8	9.7	-10%
Total gross profit	38.8	37.6	49.9	73.5	63.1	62%
Platform gross margin %	77.1%	74.4%	77.5%	74.6%	71.1%	-595	bps
Player gross margin %	16.9%	6.4%	7.9%	9.5%	15.8%	-114	bps
Total gross margin %	38.8%	37.8%	40.0%	39.0%	46.2%	741	bps
R&D	22.3	25.8	28.5	31.3	34.1	53%
Sales and marketing	14.1	14.7	16.2	19.1	20.3	45%
G&A	10.3	10.6	13.0	13.5	15.6	51%
Total operating expenses	46.7	51.0	57.8	64.0	70.0	50%
Income (loss) from operations	(7.8)	(13.4)	(7.9)	9.5	(6.9)	-12%
Adjusted EBITDA [1]	(4.4)	(9.6)	(3.7)	14.4	(0.8)	-81%
Adjusted EBITDA margin %	-4.4%	-9.7%	-2.9%	7.6%	-0.6%	381	bps

Outlook ($ in millions)	Q2 2018E [2]			Full Year 2018E [3]
Total net revenue	$135 - $145			$685 - $705
Total gross profit	$58 - $63			$290 - $305
Net loss	($19) - ($14)			($40) - ($25)
Adjusted EBITDA	($12) - ($7)			($10) - $5
[1] Refer to the reconciliation of net loss to adjusted EBITDA in the non-gaap information.

[2] Q2 2018E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $6.0 million, depreciation & amortization and other net adjustments of approximately $1.5 million, partially offset by interest and other income of approximately $0.3 million.

[3] Full Year 2018 reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $24 million, depreciation and amortization and other net adjustments of approximately $8 million partially offset by interest and other income of approximately $2 million.

Q1 2018 results and outlook

Q1 revenue and gross profit came in ahead of our outlook, driven by better-than-expected Platform revenue and higher-than-anticipated Player gross profits. In the quarter, revenue increased 36% year-over-year, gross profit grew 62%, and gross margin expanded seven percentage points to 46%. Platform revenue exceeded player revenue for the first time at 55% of total revenue, vs. 36% a year ago. Platform gross profit - a key business driver – was 85% of gross profit, vs. 72% a year earlier. Adjusted EBITDA loss of ($0.8) million and net loss of ($6.6) million were much lower than the outlook we provided in February.

We saw strong momentum across our key operating metrics. Roku ended Q1 2018, with 20.8 million active accounts, up 47% year-over-year. Half of the new accounts in the quarter came from licensed sources, primarily Roku TVs. Roku users streamed 5.1 billion hours in the quarter, up 56% year-over-year, with the fastest growth coming from ad-supported content. Trailing 12-month ARPU in the first quarter increased 50% year-over-year to a record $15.07, the fastest ARPU growth rate in over 18 months as we continue to expand platform monetization and capture a larger share of TV ad budgets. We believe there is a long

Roku Q1 2018 Shareholder Letter	2

runway for upside to ARPU from content distribution, audience development and advertising growth, as consumers spend time streaming more ad-supported content, and as Roku gains access to a greater share of overall ad impressions.

Platform revenue grew 106% year-over-year, with advertising revenue representing the largest driver of Platform segment revenue growth. Platform gross profit increased 90% year-over-year while Platform gross margin dropped six percentage points year-over-year to 71% as the anticipated mix shift to video advertising, which trends towards roughly 50% gross margin, continues. Player revenue declined 3% as we continue to see positive unit growth coupled with our strategy of shifting mix to lower priced players.

Q1 operating expenses were $70 million, up 50% year-over-year, as we continued to invest in top talent across the organization, with R&D up 53% year-over-year and sales and marketing up 45%, as we focus on growing advertising, Roku TV, The Roku Channel and other new business opportunities. G&A grew 51% as we have made investments in back office functions to support the increasing complexity of our business and ramp up to be a public company. These expenses should scale over time. Roku ended the quarter with $161 million in cash and no debt.

Based on the strong performance and trends we are seeing to date, we are raising our outlook for full year 2018. Our profitability goal for the year is to operate our business at, or near, break-even on an adjusted EBITDA basis. As a reminder, Q4 seasonality is a material component of our business with seasonal strength in both Platform and Player segments. We expect this trend to continue in 2018 and estimate Q4 revenue could once again be roughly 37% of total annual revenue, consistent with Q4 of last year.

The secular shift of legacy TV to streaming

The replatforming of the TV industry is occurring at a rapid pace as consumers continue to shift their time away from traditional linear TV in search of a better TV experience. That's driving unparalleled industry disruption as content distribution and TV advertising move to streaming platforms. Roku's industry leading streaming players and smart TVs have been important enablers of the transition -  and are key drivers of Roku's increasing scale. The average U.S. home has roughly three TVs, and most lack a purpose-built TV OS. This creates a significant opportunity to sell more players and to replace older TVs with Roku TVs. With linear TV ratings in sharp decline, advertisers and content owners must find new ways to reach cord cutters, cord shavers and cord nevers. We believe the Roku platform is the perfect solution for this rapidly evolving ecosystem.

Roku TV – The leading licensed TV platform

Roku TV is the #1 licensed TV operating system in the U.S and is going from strength to strength. One in four smart TVs sold in the U.S. in Q1 2018 were Roku TVs - that's up from one in five in 2017. In the quarter, we expanded our Funai Electric relationship by extending the program to the Magnavox brand, and in April we added Sanyo (initially in Canada). There is tremendous room for innovation in smart TVs and Roku is leading the way helping TV OEMs cover the broadest set of consumer preferences, from $150 entry-level smart TVs to cutting-edge $1,000 4K UHD, HDR10, Dolby Vision smart TVs with advanced features like full-array backlighting, local dimming and voice control.

We believe virtually every TV OEM will eventually need to license a TV OS, as consumers shift to smart TVs with 4K displays, and as OEMs focus on both cutting costs and boosting customer satisfaction. A case in point: TCL, now the #3 U.S. television brand, is getting high-praise reviews for a new line of Roku TVs now on shelves in Walmart, Best Buy and other major retailers. CNET recently wrote that the TCL 6 series "could be the most incredible TV value of 2018."

With this strong momentum, we expect retail distribution of Roku TV models to grow in 2018.

Roku Q1 2018 Shareholder Letter	3

Leading OTT content distribution for direct-to-consumer services

As one of the largest, most advanced content distribution and audience development platforms, Roku has become a key destination for launching and marketing virtual pay TV services (or “virtual MVPDs”). Today, Roku offers one of the broadest selections of direct-to-consumer services, including Sling TV, DirecTV Now, PlayStation Vue, Hulu Live, YouTube TV, fuboTV and Philo. For many of these services, we are among the largest sources of trials, conversion and ongoing economics.

Our customer base of avid streamers also presents a major opportunity for specialist services, for example ESPN+, which will be launching soon on Roku. Partners take advantage of our unique audience development tools to address consumer demand for sports, news and other live programming. Roku has become a leading content aggregation point - the TV “home screen” - for many OTT customers who may only be reachable in their living room via the Roku platform.

The Roku Channel – Expanding reach

The Roku Channel aggregates content into a simple, friendly user interface for consumers, while providing content owners with a one-stop, large scale platform to publish their content while Roku manages advanced promotion, engagement, and monetization capabilities.

We are seeing very strong engagement on The Roku Channel, and just eight months after launch, The Roku Channel is now a top 15 channel on Roku devices based on hours streamed - and the #3 free ad-supported channel on the Roku platform. In Q1, we expanded the content syndicated from channel partners and added more movies and TV shows from Lionsgate, MGM, Sony Pictures Entertainment, Warner Bros. and other studios. Recently, we announced the addition of live news from ABC News, Cheddar, People TV and others.

We are exploring options for expanding The Roku Channel’s reach. In March, we announced that we will make The Roku Channel available off the Roku platform starting this summer with Samsung TVs. We believe there is a significant opportunity to take The Roku Channel beyond the Roku OS platform to other large-scale platforms.

Building a direct-to-consumer (D2C) OTT service is a major challenge for many content owners. It requires the ability to aggregate a very large audience, build critical mass of content, develop advanced software and user interfaces, to monetize – for example with billing and advanced TV advertising – and manage churn and engagement.  All of this requires sophisticated software, big data and machine learning, and navigating complex regulatory frameworks. We believe content owners will increasingly choose to distribute their content directly on Roku’s platform via The Roku Channel vs. creating their own D2C service (or “channel”).

The Roku OTT Advertising Platform – Capturing Share of TV Ad Budgets

Linear TV ratings continue to decline.  According to Nielsen, prime time linear TV ratings among 18 to 49-year olds have declined by 40% over the last 4 years. As consumers shift their TV viewing to streaming, advertisers are increasingly turning to OTT and the Roku platform to reach these audiences. Today, roughly 10% of all adults between 18 and 34 can only be reached on TV on the Roku platform in the living room. We expect that number to grow, which should make our platform an even more important way for brands to engage TV viewers.

We have built a sophisticated TV ad platform with advanced targeting and measurement capabilities. These capabilities, together with our ability to reach viewers who have left the traditional TV ecosystem, position Roku to capture a growing share of the roughly $70 billion annual U.S. TV advertising market. This year, for the first time, Roku has been running its first TV “upfronts” meetings. Occurring in the spring each year, upfronts are the time of year when a majority of TV advertising is planned and committed. This is a milestone moment for OTT, as advertisers have recognized that OTT must now be part of their TV ad spending strategy. While it is still early days, we believe this is a significant moment for the industry and for Roku.

Roku Q1 2018 Shareholder Letter	4

In March, Roku held its second annual client event, Roku Ad Connect, where we hosted top agencies and advertising clients, representing a significant portion of Roku’s projected 2018 ad revenues, and a majority of all U.S. ad spend annually. At this event, we shared insights into TV ad industry trends and the solutions for advertisers facing declining linear TV viewership and reach. One clear takeaway from the event was a consensus view that the shift to OTT is happening at an increasing pace.

As advertisers shift their spending to OTT, they are also benefiting from the increased effectiveness of OTT advertising. A recent study by IPG and Magna concluded that ads on the Roku platform are 67% more effective per exposure at driving purchase intent than traditional linear TV ads. Our ability to directly reach our highly engaged active user base with advanced targeting and measurement is Roku’s primary advantage as it expands its position in the TV ads marketplace.

Conclusion

This industry transformation to TV streaming is happening. Favorable industry trends and strong execution are driving our continued strong financial performance. On May 20th, we'll celebrate National Streaming Day, with this year marking the 10th anniversary of the launch of our first streaming player, which allowed users to stream Netflix to the TV for the first time.  As part of the celebration, we'll be ringing the opening bell at the Nasdaq Market Site on May 16 and turning Times Square purple. It’s a great time to be in the streaming business!

Thanks for your support and Happy Streaming!

Sincerely,

Anthony Wood, Founder & CEO

Steve Louden, CFO

Conference Call Webcast – 2pm PST May 9th, 2018

The Company will host a webcast of its conference call to discuss the Q1 2018 results at 2p.m. Pacific Time / 5p.m. Eastern Time. Participants may access the live webcast in listen-only mode on the Roku investor relations website at ir.roku.com. An archived webcast of the conference call will also be available at ir.roku.com following the call.

Roku Business Basics

For an introduction to Roku’s business see Roku 101 document on the investor relations website at ir.roku.com.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and Roku TVTM models are available around the world through direct retail sales and licensing arrangements with TV OEMs and service operators. Roku is headquartered in Los Gatos, Calif. U.S.A.

Roku Q1 2018 Shareholder Letter	5

Investor Relations James Samford ir@roku.com	Press Eric Savitz esavitz@roku.com

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA and pro forma basic and diluted net loss per share. In order for Roku’s investors to be better able to compare its current results with those of previous periods, Roku has shown a reconciliation of GAAP to non-GAAP financial measures as an appendix to this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax expense where applicable. The pro forma basic and diluted net income (loss) per share reconciliation gives effect to the conversion of outstanding convertible preferred stock using the as-if converted method into common shares as though the conversion had occurred as of the beginning of the period. Also, the numerator has been adjusted to reverse the fair value adjustments related to the convertible preferred stock warrants as they became warrants to purchase common stock at the time of our initial public offering and at such time no longer required periodic revaluation. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and you should not consider them in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements

This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “seek,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include our financial outlook for the second quarter of 2018 and for the full fiscal year, the momentum in our Roku TV program, the growth of our platform segment, the expansion of The Roku Channel, the evolution of the TV streaming ecosystem and continued development of our advertising business and the content we make available to consumers on our platform, the growth in ARPU and active accounts and our overall business trajectory.  Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.  Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017.

Roku Q1 2018 Shareholder Letter	6

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
Net Revenue:
Platform	$75,077	$36,415
Player	61,499	63,678
Total net revenue	136,576	100,093
Cost of Revenue:
Platform (1)	21,666	8,343
Player (1)	51,798	52,910
Total cost of revenue	73,464	61,253
Gross Profit:
Platform	53,411	28,072
Player	9,701	10,768
Total gross profit	63,112	38,840
Operating Expenses:
Research and development (1)	34,126	22,342
Sales and marketing (1)	20,318	14,055
General and administrative (1)	15,570	10,278
Total operating expenses	70,014	46,675
Loss from Operations	(6,902)	(7,835)
Other Income (Expense), Net:
Interest expense	(51)	(167)
Change in fair value of preferred stock warrant liability	—	(735)
Other income, net	448	83
Total other income (expense), net	397	(819)
Loss Before Income Taxes	(6,505)	(8,654)
Income tax expense	129	48
Net Loss attributable to common stockholders	$(6,634)	$(8,702)
Net Loss per share attributable to common stockholders—basic and diluted	$(0.07)	$(1.79)
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—basic and diluted	99,488	4,850

(1)	Stock-based compensation was allocated as follows:

Cost of platform revenue	$19	$21
Cost of player revenue	44	36
Research and development	2,296	888
Sales and marketing	1,110	601
General and administration	960	629
Total stock-based compensation	$4,429	$2,175

Roku Q1 2018 Shareholder Letter	7

ROKU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

(unaudited)

	As of
	March 31, 2018	December 31, 2017
Assets
Current Assets:
Cash	$160,750	$177,250
Accounts receivable, net of allowances	106,094	120,553
Inventories	38,062	32,740
Prepaid expenses and other current assets	30,546	11,367
Deferred cost of revenue	1,359	3,007
Total current assets	336,811	344,917
Property and equipment, net	16,835	14,736
Deferred cost of revenue, non-current portion	—	5,403
Intangible assets, net	1,892	2,030
Goodwill	1,382	1,382
Other non-current assets	3,560	3,429
Total Assets	$360,480	$371,897
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$111,776	$128,757
Deferred revenue, current portion	33,948	34,501
Total current liabilities	145,724	163,258
Deferred revenue, non-current portion	13,549	48,511
Other long-term liabilities	7,731	7,849
Total Liabilities	167,004	219,618
Stockholders’ Equity:
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	10	10
Additional paid-in capital	445,139	435,607
Accumulated deficit	(251,673)	(283,338)
Total stockholders’ equity	193,476	152,279
Total Liabilities and Stockholders’ Equity	$360,480	$371,897

Roku Q1 2018 Shareholder Letter	8

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

(unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
Cash flows from operating activities:
Net loss	$(6,634)	$(8,702)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,656	1,247
Stock-based compensation expense	4,429	2,175
Provision for doubtful accounts	201	161
Change in fair value of preferred stock warrant liability	—	735
Noncash interest expense	—	20
Loss from exit of facilities	129	—
Changes in operating assets and liabilities:
Accounts receivable	26,986	18,251
Inventories	(5,430)	5,712
Prepaid expenses and other current assets	(11,643)	(2,572)
Deferred cost of revenue	2,090	(425)
Other noncurrent assets	(353)	(2,949)
Accounts payable	(14,884)	(2,767)
Accrued liabilities	(3,590)	(125)
Other long-term liabilities	(118)	3,797
Deferred revenue	(7,476)	11,681
Net cash provided by (used in) operating activities	(14,637)	26,239
Cash flows from investing activities:
Purchase of property and equipment	(3,407)	(1,560)
Net cash used in investing activities	(3,407)	(1,560)
Cash flows from financing activities:
Repayments of borrowings	—	(15,000)
Proceeds from exercise of stock options, net of repurchases	1,544	473
Net cash provided by (used in) financing activities	1,544	(14,527)
Net Increase (Decrease) In Cash	(16,500)	10,152
Cash—Beginning of period	177,250	34,562
Cash—End of period	$160,750	$44,714
Supplemental disclosures of cash flow information:
Cash paid for interest	$0	$136
Cash paid for income taxes	$180	$29
Supplemental disclosures of noncash investing and financing activities:
Unpaid portion of property and equipment purchases	$1,460	$1,166

Roku Q1 2018 Shareholder Letter	9

ROKU, INC.

NON-GAAP INFORMATION (in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(6,634)	$(8,702)
Other (income) expense, net	(397)	819
Stock-based compensation	4,429	2,175
Depreciation and amortization	1,656	1,247
Income tax expense	129	48
Adjusted EBITDA	$(817)	$(4,413)

Pro forma basic and diluted net loss per share
Numerator:
Net loss attributable to common stock holders	$(6,634)	$(8,702)
Add: Change in fair value of convertible preferred stock warrant liability	—	735
Net loss attributable to common stockholders used in computing pro forma basic and diluted net loss per share	$(6,634)	$(7,967)
Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders—basic and diluted	99,488	4,850
Add: Pro forma adjustments	—	80,844
Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders—basic and diluted	99,488	85,694
Pro forma net loss per share—basic and diluted	$(0.07)	$(0.09)

Roku Q1 2018 Shareholder Letter	10